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                                                                   Exhibit 10.15
                                                                          9/4/97


                              EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is made and entered into this ___ day of September, 1997, by and between Xionics, Inc. (the "Employer") and Larry Krummel (the "Employee").

WHEREAS, the Employer is a wholly-owned subsidiary of Xionics Document Technologies, Inc. a Delaware corporation; and

WHEREAS, the Employer intends to purchase from the Employee all of the shares held by the Employee in Seaport Imaging ("Seaport"), a California corporation which, it is intended, will become a wholly-owned subsidiary of the Employer on the date of closing of the Employer's purchase of all of the shares in Seaport from their current owners (the "Closing Date"); and

WHEREAS, Employer wishes to employ the Employee as Senior Director of Imaging, and the Employee wishes to work for the Employer in that capacity, on the terms and conditions set forth below;

NOW THEREFORE, the parties hereby agree as follows:

1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

2.   DUTIES.

2.1 The Employee shall be employed as Senior Director of Imaging of the Employer, provided that the Employer reserves the right, in its discretion, to reassign the Employee to another position that, in the reasonable judgment of the Employer, calls for similar skills, experience and/or knowledge. Such reassignment may, at the Employer's discretion, include assignment of Employee to a subsidiary or other affiliate of the Employer. The Employee shall have such specific duties and responsibilities as are assigned by the President or Vice President and General Manager, Imaging, of the Parent Corporation, or the delegee(s) of any of them (collectively, the "Authorized Officers"). Except for vacations in accordance with Section
     4.2 below and absences due to temporary illness, the Employee agrees to devote his full working time, attention and energies to the performance of his duties to the Employer.

2.2 The Employee's duties shall be performed substantially at Seaport's current California offices or at some other offices in the Silicon Valley. The Employee will undertake business travel to the extent required for the performance of his duties hereunder, as determined by an Authorized Officer.

3. TERM. The initial term of employment of the Employee hereunder shall commence on the Closing Date and shall continue until the third anniversary of the Closing Date (the "Initial Term"), unless earlier terminated pursuant to the provisions of Section 8. below. Thereafter the Employee may remain employed by Employer if both parties so desire, but shall be considered an employee at will in accordance with applicable state law.


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4.   COMPENSATION AND BENEFITS. For so long as this Agreement remains in effect, and in consideration of the services to be supplied by the Employee hereunder, the Employer shall compensate the Employee as follows:

4.1 BASE SALARY. The Employer shall pay the Employee, in accordance with the Employer's then-current payroll practices, a base salary (the "Base Salary"). The Base Salary will initially be paid at an annual rate of One Hundred and Fifty Thousand Dollars ($150,000.00 U.S.), and may be increased from time to time in the discretion of the Employers' Board of Directors or the Authorized Officers, or any of them.

4.2 VACATION. The Employee shall be entitled to paid vacation in accordance with the Employer's vacation policy as such policy is in effect from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee.

4.3 INSURANCE, ETC. Accident, disability, life and health insurance for the Employee and his dependents shall be provided by the Employer under the group policies maintained by the Employer for its full-time salaried employees, on the same terms (including terms requiring reasonable employee contributions to the costs of such coverage) on which such benefits are made available to Employer's other full-time salaried employees from time to time.

4.4  (a)  (i)   The term "SeaWorthy Products" shall mean those products listed in Exhibit A hereto under the title SeaWorthy Products.
          (ii) The term "Cruise Line Products" shall mean shall mean those products listed in Exhibit A hereto under the title Cruise Line Products.
          (iii) The term "SeaBars Products" shall mean shall mean those products listed in Exhibit A hereto under the title SeaBars Products.
          (iv) The term "individual Seaport Product" shall mean any individual product of the SeaWorthy Products, Cruise Line Products or SeaWorthy Products.
          (v) The term "Seaport Products" shall mean SeaWorthy Products, Cruise Line Products and SeaBars Products, collectively.

     (b) In addition to the Base Salary described in 4.1 above, and as a material inducement to Employee's willingness to enter into this Agreement, Employer shall pay to Employee a portion (the "Additional Salary") of Employer's income from the SeaWorthy Products, SeaBars Products and Cruise Line Products in the manner described below:

          (i) SeaWorthy Products - Employer shall pay to Employee twenty percent (20%) of the revenue received by Employer for the direct sale of Seaworthy Products for the first three (3) years following commencement of this Agreement, and ten percent (10%) of the revenue received by Employer for the direct sale of Seaworthy Products for the two (2) years following the third anniversary of the commencement of this Agreement;
          (ii) SeaBars Products - Employer shall pay to Employee twenty percent (20%) of the revenue received by Employer for the direct sale of SeaBars Products for the first three (3) years following commencement of this Agreement, and ten percent (10%) of the revenue received by Employer for the


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          direct sale of SeaBars Products for the two (2) years following the third anniversary of the commencement of this Agreement;
          (iii) Cruise Line Products - Employer shall pay to Employee ten percent (10%) of the revenue received by Employer for the direct sale of Cruise Line Products for the first three (3) years following commencement of this Agreement; provided, however, that such revenue shall be calculated after deduction of amounts due by Seaport or Employer to Optimis Systems, Inc. for such products pursuant to that certain Marketing and License Agreement dated June 17, 1997 between Optimis Systems, Inc. and Seaport Imaging, Inc. (the "Optimis Agreement"), as the same may be amended from time to time.

     (c) All revenue described above shall be calculated after deduction of credits, returns, stock rotations and warranty replacements. The Additional Salary payments shall be made on a monthly basis, in arrears, and shall be accompanied by such reasonable documentation as shall evidence the calculation of the amounts paid. "Direct sale" as used in 4.4(b) above shall mean any sale and/or license by Seaport or Employer of the individual Seaport Products and any successor products (for instance updates and upgrades) or any other form in which the individual Seaport Product may be recast or transformed during the term of employment referenced above .

     (d) For and with respect to the individual Seaport Products or their successor products which are at a later date incorporated (whether embedded or as an add-on product) into any other product(s) of Employer or its affiliates (such product into which any or all of such individual Seaport Products are incorporated is hereinafter referred to as a "Xionics Product"), Xionics shall pay the employee Additional Salary calculated in the following manner:

          (i) SeaWorthy Products- Employer shall pay to employee 20% of the calculated revenue (as hereinafter described), if any, for the first three (3) years of the term of this Agreement, and 10% of the calculated revenue, if any, for the next two (2) years of this Agreement.

          (ii) SeaBars Products - Employer shall pay to employee 20% of the calculated revenue (as hereinafter described), if any, for the first three (3) years of the term of this Agreement, and 10% of the calculated revenue, if any, for the next two (2) years of this Agreement.

          (iii) Cruise Line Products- Employer shall pay to employee 10% of the Cruise Line calculated revenue (hereinafter described), if any, for the first (3) years of the term of this agreement.

     (e) (i) "Calculated revenue" shall mean the result of (a) the actual sale price of the Xionics Product multiplied by (b) the amount which is the result of dividing (1) the list price of the individual Seaport Product by
     (2) the total of list prices of all components of the Xionics Product.


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     As an example:

     (List Price of individual Seaport
     Products included in Xionics Product)      X     (the actual sale price  = calculated revenue
     ----------------------------------------         of the Xionics Product)
     (Total of List Prices of all components
      in the Xionics Product)

          (ii) If the Xionics Product is an embedded product, the pricing for the embedded product will include line item pricing, and such line item prices will be maintained on a published price list for the period of time during which the Additional Salary payments are due.

     (iii) Cruise Line calculated revenue shall mean the result of (a) the actual sale price for the Cruise Line Product, less amounts due by Seaport or Employer to Optimis Systems, Inc. pursuant to the Optimis Agreement, for such product, multiplied by (b) the amount which is the result of dividing
     (1) the list price of the Cruise Line Product included in the Xionics Product by (2) the total of list prices of all components of the Xionics Product.

     (f) In the event the total actual sales for all products which comprised products of the company Seaport Imaging prior to the Closing Date ("Seaport's traditional products"), other than the Seaport Products, during the first six (6) months after the date of execution of the Stock Purchase Agreement ("Total Sales") is less than $1,100,000.00, then two times the difference between the Total Sales and $900,000.00 shall be deemed to be "Earned Credit". The difference between the Earned Credit, if any, and $400,000.00 shall be the "Offset Amount". After calculation of the Offset Amount, the Offset Amount, if any, will be deducted from future monthly payments of Additional Salary otherwise due to Employee as described in 4.4(b) above until the Offset Amount has been completely exhausted. (As an example only, if Total Sales equals $1,050,000.00 for the period, the Earned Credit would be $300,000.00, and the amount deducted from future monthly payments of Additional Salary would be $100,000.00). Notwithstanding the foregoing, in no event shall the Offset Amount exceed $400,000.00.

     (g) Except as set forth below, the Additional Salary payments described in Section 4.4(b) shall continue for the full period anticipated under
     Section 4.4(b) regardless of whether or not this Agreement is sooner terminated for any reason whatsoever or expires or whether Employee is employed by the Employer as anticipated by this Agreement at the time such payment is due to Employee. In the event of employees death or disability during the period when Additional Salary payments would otherwise be due, employer shall continue to pay the Additional Salary to the Employee or his estate or heirs, as the case may be. Notwithstanding the foregoing, in the event that employee resigns his position with Employer prior to the expiration of the Initial Term, then the Additional Salary payments will continue, but will be reduced as follows: the total Additional Salary, after calculation, will be reduced by 10% for the period of months remaining in the Initial Term (in other words, Additional Salary payments will be calculated at 18% of the applicable revenue rather than 20% for the remainder of the Initial Term with respect to SeaWorthy Products and SeaBars Products, and 9% of the applicable revenue rather than 10% with respect to Cruise Line Products).


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     (h)  Employer will keep and maintain, for a period of two years, proper records and books of account relating to Employers marketing and distribution of products for which Additional Salary is payable here under. Employer will have conducted, as a part of the independent review of its corporate books, quarterly during the first year of this Agreement and thereafter on an annual basis (or quarterly if so requested by Employee), an independent review of the Additional Salary calculations payable and paid to Employee under this Agreement. Upon completion of the independent review, the auditor performing the review will provide to Employee a certification of the accuracy of the Additional Salary payments made during the period covered by the review. If the payments made were less than that which was due, the balance due will be paid with the next monthly Additional Salary payment. If the payments were in excess of what should have been paid, the over payment will be deducted from the next months Additional Salary payment. The cost to perform this independent review will be born by the Employer and will continue for the period the Additional Salary payments are due pursuant to the terms of this Agreement.

5. RELOCATION. The Employee is currently resident in California. In the event Employee's permanent presence in Employer's Burlington, MA office is desired by Xionics, Employee may at his discretion relocate to Massachusetts at the earliest feasible date following such request. The Employer agrees to pay the mutually agreed upon, reasonable, customary and ordinary expenses of such relocation.

6. INVENTION DISCLOSURE AND CONFIDENTIALITY. The Employee understands that his position with the Employer is one of high trust and confidence, by reason of his access to and contact with the trade secrets and confidential and proprietary information of the Employer. Therefore, the Employee agrees that he will execute the Employer's standard Employee Invention and Non-Disclosure Agreement, in the form attached hereto as Exhibit B; and that upon its execution such Employee Invention and Non-Disclosure Agreement will be incorporated in and made a part of this Agreement.

7. TERMINATION. Notwithstanding Section 3. above, the Employee's employment shall terminate:

7.1 DEATH OR DISABILITY. Upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, upon thirty (30) days' prior written notice from the Employer in the event of the Employee's disability. The Employee shall be deemed disabled if an independent medical doctor (selected by the Employer's health or disability insurance carrier) certifies that the Employee has, for ninety (90) days, consecutive or non-consecutive, in any twelve (12)-month period been materially impaired in his ability to perform his duties under this Agreement.

7.2 FOR CAUSE. For Cause, as defined below, immediately upon written notice given to the Employee by the Employer. For purposes of this Agreement, "Cause" shall mean any one or more of the following:

     (a) An act of fraud, embezzlement, misappropriation or breach of fiduciary duty committed by the Employee against the Employer, including but not limited to the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer's business;

     (b) The Employee's conviction by a court of competent jurisdiction of any felony;



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     (c)  The Employee's breach of any of the covenants, terms or provisions of the Employee Invention and Non-Disclosure Agreement to be executed pursuant to Section 6. above;

     (d) The Employee's substantial failure to perform (whether because of inability, unwillingness, negligence, or any other reason based upon the act or failure to act of Employee) the duties and responsibilities reasonably assigned to him by the Employer in a manner reasonably satisfactory to the Employer, which failure continues for sixty (60) days after notice of such failure from an Authorized Officer; or

     (e) The Employee's refusal to obey any lawful direction by an Authorized Officer which is consistent with his duties and responsibilities hereunder, which refusal continues for five (5) days after written notice to the Employee specifying such refusal in reasonable detail.

7.3 RIGHTS AND REMEDIES ON TERMINATION. If the Employer shall terminate the Employee's employment hereunder other than as provided in Sections 7.1 and
     7.2 above, then the Employee shall be entitled to receive, as severance pay and in consideration of his ongoing obligations under the Employee Invention and Non-Disclosure Agreement referred to above, in accordance with the Employer's then-current payroll practices, payment of his Base Salary in effect at the time of termination for the shorter of one (1) year or the remainder of the Initial Term (the "termination payment period"); provided, however, that in the event of any such termination, half way through the termination payment period, the parties shall determine Employee's employment status, and if at such time Employee has secured other employment, then no additional payments for the balance of the termination payment period shall be due from Employer to Employee.


7.4 EFFECT OF NO CLOSING. Notwithstanding any of the other provisions of this Agreement, in the event the Closing Date does not occur on or before September 10, 1997, this Agreement shall become null and void, as if the same had never been entered into between the parties, and no obligations of either party hereto shall be enforceable against the other, and no amounts otherwise due from Employer to Employee under any section of this Agreement shall be due or payable.

8.   GENERAL.

8.1 NO RIGHTS IN SOFTWARE/HARDWARE. Except for that certain patent number 5,557,091 (which employee will assign to Employer pursuant to the terms of the Stock Purchase Agreement between Employer and Employee, as one of the Sellers under that agreement), Employee represents that Employee has no right, title or interest of any kind or nature in the Seaworthy Products, SeaBars Products or Cruise Line Products, or any other software or hardware products of Seaport Imaging, Micro Machines, Inc. or any other related entity, whether by ownership, license or otherwise.

8.2 ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the heirs and successors of each of the parties hereto. This Agreement shall not be assignable by the Employee, it being understood and agreed that this is a contract for the Employee's personal services. This Agreement shall not be assignable by the Employer except to a subsidiary or affiliate of the Employer, or in connection with a merger involving, or a




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     sale or transfer of all or substantially all of the assets and business of, the Employer; provided, that assignment in such instances shall be permitted only if the conditions and circumstances of the Employee's employment would not be materially altered as the result of the assignment, or if the Employee agrees in advance to any material alterations that would result from the assignment.

8.3 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties relating to the Employee's employment by the Employer; supersedes all prior agreements and understandings relating to the subject matter hereof; and shall not be amended except by a writing signed by each of the parties hereto.

8.4 GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of choice of laws.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                            EMPLOYER:

                                            XIONICS, INC.


                                            By: /s/ Gary Ambrosino
                                            Title:


                                            EMPLOYEE:


                                            /s/ Larry Krummel
                                            Larry Krummel




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